UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Meridian Bioscience, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive

Cincinnati, Ohio 45244

www.meridianbioscience.com

Notice of Annual Meeting

and Proxy Statement

Dear Shareholder:

Our Annual Meeting of Shareholders will be held at 2:00 p.m. on January 22, 2015 at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, OH 45245. We hope you will attend.

At the meeting, you will hear a report on our operations and have a chance to meet your Directors and Executive Officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our Director candidates.

We are pleased to once again take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Whether or not you plan to attend the meeting, please cast your proxy vote promptly, either on-line, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

Sincerely yours,

/s/ John A. Kraeutler

John A. Kraeutler

Chairman of the Board

December 11, 2014

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS OF MERIDIAN BIOSCIENCE, INC.

Time:

2:00 p.m., Eastern Standard Time

Date:

January 22, 2015

Place:

Holiday Inn Eastgate

4501 Eastgate Blvd.

Cincinnati, Ohio 45245

Purpose:

•	Elect as Directors the five nominees named in the attached proxy materials

•	Conduct an advisory vote on our executive compensation (“Say-on-Pay”)

•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2015

•	Conduct other business if properly raised

Only shareholders of record on November 25, 2014 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying Proxy Card is December 11, 2014.

Your vote is important. Please cast your proxy vote promptly, either on-line, over the phone or by returning your signed and dated proxy card in the enclosed envelope.

/s/ Melissa A. Lueke

Melissa A. Lueke

Secretary

December 11, 2014

Meridian makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC’s website (www.sec.gov). To access these filings, go to our website (www.meridianbioscience.com). Copies of Meridian’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

GENERAL INFORMATION

Who may vote

Shareholders of Meridian, as recorded in our stock register on November 25, 2014, may vote at the meeting. As of that date, Meridian had 41,669,166 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our Director candidates. You may also vote for or against the other proposals or abstain from voting.

If you complete your proxy on-line, over the phone or sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of (i) our Director candidates; (ii) our executive compensation; and (iii) the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2015. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, bank or nominee, you may get material from them asking how you want to vote.

Stockbrokers, banks and nominees holding shares for beneficial owners must vote those shares as instructed. If the stockbroker, bank or nominee has not received instructions from you, the beneficial owner, the stockbroker, bank or nominee generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. However, a stockbroker, bank or nominee does not have discretion to vote for or against the election of Directors and certain other matters subject to a vote if they have not received voting instructions. In order to avoid a broker non-vote of your shares on the election of Directors and the other matters subject to a vote, you must send voting instructions to your stockbroker, bank or nominee.

Solicitation of proxies

Solicitation of proxies is being made by management at the direction of Meridian’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost of preparing and mailing the Notice and the proxy statement and any accompanying material will be borne by Meridian. In addition, Meridian will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record and Meridian will reimburse them for their expenses in so doing.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Meridian’s Secretary in writing at the address under “Questions?” on page 34.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The five Director candidates receiving the most votes will be elected to fill the seats on the Board. The approval on an advisory basis of our executive compensation (Proposal No. 2) and the ratification of appointment of accountants (Proposal No. 3) require the favorable vote of a majority of the votes cast. Only votes for or against these proposals count, with abstentions not being counted either for or against these proposals.

Abstentions and broker non-votes count for quorum purposes but, as indicated above, will not count for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for re-election the following current Directors: James M. Anderson, Dwight E. Ellingwood, John A. Kraeutler, David C. Phillips and Robert J. Ready.

Proxies solicited by the Board will be voted for the election of these nominees. All Directors elected at the Annual Shareholders’ Meeting will be elected to hold office until the next annual meeting. In voting to elect Directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Chief Executive Officer, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Shareholders’ Meeting. The proxies solicited include discretionary authority to cumulate votes.

All Meridian Directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a Director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends that shareholders vote FOR each of the following candidates:

James M. Anderson Director since 2009 Age: 72	James M. Anderson serves as Chairman of the Nominating and Corporate Governance Committee. He currently serves as Advisor to the President of Cincinnati Children’s Hospital Medical Center (“CCHMC”), following his retiring as President and Chief Executive Officer of CCHMC on December 31, 2009. From 2006 to May 2014, he served as a director of Ameritas Mutual Holding Company and has also served as Chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, retiring in 2012. Prior to joining the staff of CCHMC, Mr. Anderson was a partner in the general corporate law department at Taft, Stettinius & Hollister for 24 years (1968-1977; 1982-1996) and president of U.S. operations at Xomox Corporation, a publicly-traded manufacturer of specialty process controls (1977-1982). Mr. Anderson has also served as director of Gateway Investment Advisors (1997-2008). The Board believes that Mr. Anderson’s corporate legal experience and his experience as CEO of a large health care organization have given him a wealth of insight into various corporate governance and business management issues, which, along with his status as an independent Director, make him an integral member of the Board.

Dwight E. Ellingwood Director since 2014 Age: 62	Dwight E. Ellingwood is currently the Senior Vice President of Strategy, Communications and Public Affairs for TriHealth in Cincinnati, Ohio, having joined TriHealth in November 2014. Immediately prior to joining TriHealth, Mr. Ellingwood served as the Lead Executive for the Collective Impact on Health, The Health Collaborative (January 2014 – November 2014). From 1997 through 2013, Mr. Ellingwood served as Senior Vice President, Planning and Business Development for Cincinnati Children’s Hospital Medical Center. The Board believes that the Company will benefit greatly from Mr. Ellingwood’s extensive experience in the health care industry.

John A. Kraeutler Director since 1997 Age: 66	John A. Kraeutler has more than 40 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian, in January 2008, Mr. Kraeutler was named Chief Executive Officer of Meridian, and in September 2014 Mr. Kraeutler was named Chairman of the Board. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc. Mr. Kraeutler’s long-time service to Meridian, all in an executive capacity, has given him significant insight into, and familiarity with, all aspects of Meridian’s business and the strategic vision for its continued success, and makes his service on the Board extremely beneficial.

David C. Phillips Director since 2000 Age: 76	David C. Phillips serves as Chairman of the Audit Committee and Lead Director. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips has also served as a director of Cintas Corporation, retiring in 2012, and as a director of Summit Mutual Funds, a registered investment company, through 2009. The Board believes that Mr. Phillips’ years of service as a certified public accountant and trusted advisor to his clients and business owners, which qualify him as an “audit committee financial expert” under SEC guidelines, give him significant experience in preparing, auditing, analyzing and evaluating financial statements and dealing with complex accounting and business issues, all of which is valuable to Meridian.

Robert J. Ready Director since 1986 Age: 74	Robert J. Ready serves as Chairman of the Compensation Committee. Mr. Ready founded LSI Industries Inc., Cincinnati, Ohio in 1976, which engineers, manufactures and markets commercial/industrial lighting and graphics products, and is currently Chairman of its Board of Directors. Meridian’s Board believes that Mr. Ready’s years of experience as the chief executive of a publicly-traded company and the myriad, wide-ranging business issues encountered in such capacity, as well as his status as an independent Director, render his service on the Board valuable to Meridian.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY” PROPOSAL)

(Item 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). The Dodd Act also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. We provided this opportunity to our shareholders at our 2012 annual meeting where over 90% of our shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors. As a result, we are again holding a say-on-pay advisory vote at our 2015 annual meeting, with the next say-on-pay advisory vote to be held at our 2016 annual meeting.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

(Item 3 on the Proxy Card)

Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2015 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2015. Representatives of Grant Thornton are expected to be present at the Annual Shareholders’ Meeting and will be available to make a statement, if they so desire, and to respond to appropriate questions asked by shareholders.

Principal Accounting Firm Fees

Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2014 and 2013 are listed below:

	2014	2013
Audit Fees	$468,300	$453,406
Audit-Related Fees	37,544	28,424
Tax Fees	436,568	220,226

	$942,412	$702,056

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their (i) audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2014 and 2013, respectively; (ii) reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years; (iii) completion of audits of Bioline Group statutory accounts in the United Kingdom, Australia and

Singapore during fiscal 2014 and 2013; and (iv) reporting on Meridian’s internal controls during those years.

Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements, including the audit of the Savings and Investment Plan (i.e., the 401(k) Plan).

Tax Fees. Tax fees are the fees billed for U.S. federal and state tax return preparation and compliance, as well as consultation and research on various matters such as state tax issues, international tax issues and transfer pricing. In 2014, the international tax matters included consultation related to a restructuring of our international legal entity ownership structure.

The Board recommends that shareholders vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for the 2015 fiscal year.

CORPORATE GOVERNANCE

As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to Nasdaq rules and federal securities laws.

Board Leadership Structure

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of company policies.

The Board operates and evaluates its performance in accordance with Corporate Governance Guidelines approved by the Board on November 7, 2012. These Guidelines are available at our website www.meridianbioscience.com.

The Board of Directors is responsible for evaluating and determining Meridian’s leadership structure, and believes that at this point in time one individual should serve in the capacities of Chairman of the Board and Chief Executive Officer (“CEO”). It is the Board’s belief that such a structure currently provides the Company with the right foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance. Currently, these key executive positions are held by Mr. John A. Kraeutler. As Chairman and CEO, Mr. Kraeutler is responsible for (i) general Board activities including setting agendas for Board meetings and presiding over all meetings of the Board and shareholders; and (ii) general management, oversight, supervision and control of the business affairs of Meridian, and ensuring that all orders and resolutions of the Board are put into effect.

Mr. David C. Phillips has been appointed by the Board to serve as Lead Director. The Board has determined that the Lead Director shall (i) in consultation with the non-management Directors, advise the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting; (ii) preside at all meetings at which the Chairman is not present, including Executive Sessions of the non-management Directors, and apprise the Chairman of the issues considered thereat; (iii) call meetings of the non-management Directors when necessary and appropriate; and (iv) perform such other duties as the Board may from time to time designate. We believe that this leadership structure is currently the most appropriate for Meridian, particularly in light of the requirement noted below that all Committees of the Board are comprised solely of independent Directors.

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board has determined that each of the following members of the Board is independent: James M. Anderson, Dwight E. Ellingwood, David C. Phillips and Robert J. Ready.

During fiscal 2014, the Board of Directors met on five occasions and took one action in writing. The independent Directors plan to meet at least two times during fiscal 2015 without the presence of management Directors. In addition to periodically meeting in executive session without the presence of management Directors following regularly scheduled Board meetings, the independent members of the Board held one independent Directors meeting in fiscal 2014.

Meridian expects all Directors to attend shareholders’ meetings and all were in attendance at the 2014 Annual Shareholders’ Meeting.

Shareholders may communicate with the full Board or individual Directors on matters concerning Meridian by mail or through our website, in each case to the attention of the Secretary, the address for whom is set forth on page 34 of this proxy statement.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and also at the Committee level, plays a key role in operational risk oversight at Meridian and works with management to understand the risks the Company faces, the steps that management is taking to manage those risks and the level of risk appropriate for the Company in light of its overall business strategy. The Board approves the high level strategies, financial plans and policies of Meridian, setting the tone and direction for the appropriate levels of risk-taking within the organization.

While overall responsibility for risk oversight rests with the Board, it is the Audit Committee that has been given the primary responsibility of monitoring and evaluating the adequacy of management’s risk assessment and risk management practices. This role is carried out through its charter-mandated responsibilities related to Meridian’s (i) overall financial risks and exposures; (ii) financial statement risks and exposures; (iii) financial reporting processes;

(iv) compliance with ethics policies, such as the Code of Ethics, Employee Complaint Policy, Security Trading Policies and the Foreign Corrupt Practices Act Policy; and (v) compliance with governmental and legal regulations, including those contained within the Sarbanes-Oxley Act. The Audit Committee provides regular reports to the full Board and works closely with management to update the full Board, as necessary, on matters identified through these Committee risk oversight roles.

Committees of the Board of Directors

The Board has adopted a Code of Ethics applicable to Meridian’s officers, Directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 5610, any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.

The Directors have organized themselves into the Committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors.

The Audit Committee is composed of David C. Phillips (Chairman), James M. Anderson and Robert J. Ready. The Committee met nine times during fiscal 2014 and took no actions in writing. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as an Audit Committee financial expert as that term is defined by the Securities and Exchange Commission.

The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

As previously noted, the Audit Committee also bears primary risk oversight responsibilities, including responsibilities such as (i) overseeing the risks and exposures relating to the Company’s financial statements and financial reporting process; (ii) overseeing the Company’s policies and procedures for monitoring and mitigating such risks and exposures; and (iii) reviewing management’s monitoring of the Company’s compliance with established ethics and legal policies and procedures.

The Committee has submitted the following report for inclusion in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

On January 21, 2014, the Audit Committee met with representatives of Grant Thornton and Meridian’s internal accountants, at which time the Grant Thornton representatives updated the Committee on Public Company Accounting Oversight Board (“PCAOB”) developments. In addition, the Committee discussed the timing and scope of the planned Sarbanes-Oxley internal audit work for fiscal 2014, along with developments related to the new framework issued by The Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

On April 22, 2014, the Committee met with representatives of Grant Thornton and Meridian’s internal accountants and reviewed with them the proposed 2014 Audit Plan, areas warranting particular concentration on the audit and the effects of new accounting pronouncements. The Grant Thornton representatives reviewed with the Committee required Audit Committee communications.

On July 22, 2014, the Committee met with representatives of Grant Thornton and Meridian’s internal accountants and reviewed the status of the 2014 audit, including internal control matters, the Meridian Bioscience, Inc. Savings and Investment Plan audit, and new accounting pronouncements. Additionally, the Committee met with members of the Company’s Information Technology department to review and discuss the assessment of risks in this area, including the risk reduction activities undertaken and being planned.

At its meeting on August 21, 2014, the Committee reviewed management’s strategic business plan and related risk assessment, specifically discussing with management its risk management strategies related to key financial and business risks. The Committee concluded that this annual in-depth review and ongoing management updates of the integrated strategic and risk management plan were appropriate in order to fulfill its risk oversight obligations. The Committee also reviewed the requirements of its Charter previously adopted, performed its annual self-assessment and discussed the Company’s ethical behavior policies and the training thereon for employees and Directors, including the Company’s Code of Ethics, Employee Complaint Policy, Security Trading Policies, Foreign Corrupt Practices Act Policy, and Travel and Entertainment Policy as it relates to officer expense accounts.

At its meeting on November 5, 2014, the Committee reviewed and discussed with management, Grant Thornton and Meridian’s accounting officers the results of the audit for fiscal 2014, including the financial results. The Committee discussed with Grant Thornton the matters required to be discussed by Auditing Standards No. 16, as amended (PCAOB

Interim Auditing Standard AU Section 380, Communication with Audit Committees). The Grant Thornton representatives reviewed with the Committee written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, discussed with the Committee the independent accountants’ independence, and presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton its independence. In concluding that the auditors are independent, we determined, among other things, that the non-audit services provided by the auditors were compatible with their independence.

Based on the above mentioned review and review of the audited financial statements, on November 21, 2014, the Committee recommended to the Board of Directors that the audited financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the Securities and Exchange Commission.

During its meetings throughout the year, the Committee reviewed and assessed the Company’s financial, financial control, financial reporting, and certain legal and regulatory risk exposures, including reviewing procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings throughout the year, the Chairman of the Audit Committee reported to the full Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s ongoing compliance with Section 404 of the Sarbanes-Oxley Act.

Respectfully submitted,

Audit Committee

David C. Phillips (Chairman)

James M. Anderson

Robert J. Ready

The Compensation Committee is composed of Robert J. Ready (Chairman), James M. Anderson and David C. Phillips and is responsible for establishing compensation for Executive Officers and administering the Company’s compensation plans. This includes establishing salary levels and bonus plans, making bonus and stock-based awards, and otherwise dealing in all matters concerning compensation of the Executive Officers. During fiscal 2014, the Compensation Committee met three times, and took no actions in writing.

In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all Executive Officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other Executive Officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other Executive Officers; and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. The Compensation Committee did not engage a consultant or advisor this year. The Compensation Committee has an appropriate level of contact among its members and the Company’s Executive Officers in connection with the analysis of this data. On an annual basis, the Committee reviews its Charter and performs a self-assessment.

The Compensation Committee determines the amount and mix of compensation components for the Chairman and Chief Executive Officer, Mr. Kraeutler. As Chairman and Chief Executive Officer, Mr. Kraeutler provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the non-employee members of the Board, as well as with respect to compensation to be paid to the other corporate officers.

To achieve compensation objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The Committee believes Meridian’s long-term objectives can be achieved through cash incentive compensation plans and equity incentive compensation plans.

The Compensation Committee’s processes and procedures for the consideration and determination of Executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2014 (see the section entitled “Transactions With Related Persons” in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an Executive Officer of another entity at which one of our Executive Officers serves on the Board of Directors. No Named Executive Officer of Meridian serves as a Director or as a member of a committee of any company of which any of the Company’s non-employee Directors are Executive Officers.

The Nominating and Corporate Governance Committee consists of James M. Anderson (Chairman), David C. Phillips and Robert J. Ready. The Committee met three times during fiscal 2014 and took no actions in writing. On November 5, 2014, the Committee considered and nominated the current Directors for re-election. The Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board. The Committee also reviewed its Charter and performed its annual self-assessment.

In nominating Directors, the Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, and business experience of the potential nominee and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating and Corporate Governance Committee in care of the Company at its address shown on the cover page of this proxy statement.

The Nominating and Corporate Governance Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board, the Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors, nor does the Committee have a formal policy with respect to diversity. However, the Committee, working with the Board, considers the diversity of all of the Company’s stakeholders – including shareholders, employees and customers – when engaging in corporate governance discussions.

During several Board meetings in fiscal 2014, the Board discussed the benefits of adding new members to the Board. Pursuant to this, the Nominating and Corporate Governance Committee considered potential candidates and chose to meet with Dwight E. Ellingwood. Based upon the review of his qualifications and the favorable results of their meeting, the Board proceeded to nominate him as a candidate to the Board. Mr. Ellingwood was appointed to the Board in July 2014.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the Executive Officers and Directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on November 25, 2014. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire as of January 24, 2015 (60 days after November 25, 2014).

		Common Stock Beneficially Owned
Name	Position	Amount[1]	Percentage
John A. Kraeutler	Chairman of the Board, Chief Executive Officer, President and Director	270,942	*
Richard L. Eberly[2]	Executive Vice President, President Meridian Life Science	9,264	*
Lawrence J. Baldini[3]	Executive Vice President, Operations and Information Systems	40,434	*
Melissa A. Lueke[4]	Executive Vice President, Chief Financial Officer and Secretary	106,898	*
Vecheslav A. Elagin[5]	Executive Vice President, Research & Development	19,497	*
Susan D. Rolih[6]	Executive Vice President, Regulatory & Quality Systems	119,713	*
Michael C. Shaughnessy[7]	Executive Vice President, President Meridian Diagnostics	—	*
Marco G. Calzavara[8]	President and Managing Director, Meridian Bioscience Europe	3,900	*
Marviette D. Johnson[9]	Vice President, Human Resources	17,336	*
James M. Anderson[10,11,12]	Director	58,000	*
Dwight E. Ellingwood[13]	Director	9,500	*
David C. Phillips[10,11,12]	Director	92,626	*
Robert J. Ready[10,11,12]	Director	86,115	*

All Executive Officers and Directors as a Group		834,225	2.0%

[1]

Includes options exercisable within 60 days for Mr. Kraeutler of 81,500 shares, Mr. Eberly of 9,000 shares, Mr. Baldini of 500 shares, Ms. Lueke of 15,750 shares, Dr. Elagin of 14,500 shares, Ms. Rolih of 49,700 shares, Ms. Johnson of 10,750 shares, Mr. Anderson of 47,000 shares, Mr. Ellingwood of 8,500 shares, Mr. Phillips of 67,214 shares and Mr. Ready of 72,428 shares.

[2]

Richard L. Eberly was appointed Vice President of Sales and Marketing in January 1997, Executive Vice President in May 2000, Executive Vice President, General Manager of Meridian Life Science in February 2003,

Executive Vice President and President Meridian Life Science in October 2005 and Chief Commercial Officer in February 2011. In October 2012, he was re-appointed President of Meridian Life Science, and no longer serves as Chief Commercial Officer. He has over 20 years of experience in the medical diagnostics industry and joined Meridian in March 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics, Division of Abbott Laboratories. Age: 53
[3]

Lawrence J. Baldini was appointed Vice President of Operations in April 2001 and Executive Vice President, Operations and Information Systems in October 2005. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 55

[4]

Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary in January 2001 and Executive Vice President, Chief Financial Officer and Secretary in November 2009. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 51

[5]

Vecheslav A. Elagin joined Meridian in August 2009 as Vice President of Research and Development, was appointed Senior Vice President of Research and Development in November 2011, and promoted to Executive Vice President of Research and Development in June 2012. Before joining Meridian, Dr. Elagin held various executive research and development positions, most recently with Madison Life Science (August 2008 – August 2009), EraGen Biosciences (May 2006 – August 2008) and Third Wave Technologies (June 2003 – May 2006). Age: 47

[6]

Susan D. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance in May 2001, Senior Vice President of Regulatory Affairs and Quality Assurance in April 2008, and Executive Vice President of Regulatory and Quality Systems in April 2013. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 65

[7]

Michael C. Shaughnessy joined Meridian in February 2014 as Executive Vice President, President of Meridian Diagnostics. Before joining Meridian, Mr. Shaughnessy held various executive sales, marketing and business development positions with CORPAK MedSystems (June 1993 – January 2014), most recently serving as Vice President, Sales & Business Development. Age: 58

[8]

Marco G. Calzavara, founder of the Bioline Group, which Meridian acquired July 20, 2010, was appointed President and Managing Director of Meridian Bioscience Europe in April 2011. Prior to this appointment, Mr. Calzavara had served as President of the Bioline Group of Companies since 1992. Age: 60

[9]

Marviette D. Johnson served as Director of Human Resources from January 2006 to April 2008, as Senior Director of Human Resources from April 2008 to November 2009 and was appointed to her current position of Vice President of Human Resources in November 2009. Before joining Meridian in 2003, Ms. Johnson held various human resources leadership positions within the hospitality industry, including with Marriott International and Millennium Copthorne. Age: 46

[10]	Audit Committee Member.
[11]	Compensation Committee Member.
[12]	Nominating and Corporate Governance Committee Member.
[13]	Dwight E. Ellingwood was appointed a director in July 2014.
*	Less than one percent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of November 25, 2014, unless otherwise noted. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class[1]
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	4,656,648	11.21

Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	4,019,339	9.68

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,806,511	9.20

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,814,118	6.77

T. Rowe Price Associates, Inc. [2] 100 E. Pratt Street Baltimore, MD 21202	2,637,985	6.30

[1]

For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13Gs most recently filed by each beneficial owner with the SEC as of the date of this proxy statement.

[2]

Per correspondence from T. Rowe Price Associates, Inc., (“Price Associates”), these securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Meridian’s Executive Officers, Directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its Executive Officers, Directors and ten percent stockholders complied with the Section 16 reporting requirements, with the exception that one late ownership report was filed for Mr. William J. Motto with respect to relinquishment of indirect ownership of certain common shares in connection with estate planning transactions. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representation of its Directors and Executive Officers.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2014, the Company leased certain office space from an entity controlled by Marco G. Calzavara, President and Managing Director, Meridian Bioscience Europe. Payments made under such arrangements during fiscal 2014 totaled approximately $200,000.

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another Committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (Directors and Executive Officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable, (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. This policy is included in the Company’s Employee Handbook. The approval of such related person transactions are evidenced by internal Company resolutions or memoranda.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2014, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.”

Compensation Philosophy and Objectives

Our policies regarding executive compensation programs are intended to balance motivating, rewarding and retaining executives with a competitive compensation package, and maximizing long-term shareholder value by linking compensation earned to both individual and Company performance. Compensation typically includes base salary, eligibility for annual cash bonuses and stock-based awards contingent on Company performance and/or future service, retirement plan contributions and other Company-sponsored benefits. A significant portion of each Executive Officer’s cash bonus and stock-based awards are dependent upon achieving business and financial goals and realizing other performance objectives. Examples of Company performance metrics for which we measure achievement are net revenue growth, net earnings growth and profit margins (gross profit, operating income and net earnings). Annual performance targets for these metrics are set after consideration of industry averages and historical results. Our compensation programs are intended to reward individual contributions (for example, bringing a new product to market) and Company-wide achievement of performance metric targets (for example, overall revenue and net earnings growth).

The Compensation Committee of the Board of Directors is responsible for ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable and competitive.

At our 2014 annual meeting, Meridian once again held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our NEOs, with approximately 96% of votes cast in favor of our 2014 say-on-pay resolution. Based on the results of the 2014 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the NEOs and Meridian’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Establishing Compensation Levels

Compensation levels for the NEOs are driven by market pay levels, the NEO’s leadership performance and overall Company performance. The Compensation Committee relies upon a combination of judgment (which is necessarily subjective) and guidelines (discussed herein), as well as market data, in determining the amount and mix of compensation components for the Chairman and Chief Executive Officer. The compensation levels for the other NEOs are recommended by the Chief Executive Officer. The Compensation Committee has discretion to follow or modify such recommended levels of compensation. The Compensation Committee considers the input of our Chairman and Chief Executive Officer as a crucial component of its compensation processes and decisions relating to NEO compensation. The Compensation Committee is not obligated to follow his recommendations. The Company does not engage in strict numerical benchmarking in determining the percentage modifications for the NEOs.

Market Pay Levels

Market pay levels for the NEOs are determined annually in November for the upcoming calendar year. From time to time, at the request of the Compensation Committee, an outside financial advisor is used to gather and summarize for the Company disclosures of executive compensation paid by other publicly traded companies in the diagnostic and life science industries, as well as those outside such industries in the Greater Cincinnati area. This information concerns base salary, bonus awards and long-term incentive awards such as stock options and/or restricted stock for these peer companies, as well as their net revenue, net earnings and market capitalization levels in order to take company size into consideration. The Compensation Committee considers this competitive market compensation paid by such companies, but does not attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation. This means that the Compensation Committee considers this information generally and as a reference point in determining the amounts and elements of our compensation program. For example, the Compensation Committee periodically reviews compensation information of our industry peers in order to understand compensation trends.

In other words, although it does not utilize such information for benchmarking purposes, the Compensation Committee considers such information as part of its decision-making process with respect to the Company’s executive compensation programs.

Company Performance

We believe that certain Company performance metrics drive shareholder value through stock price appreciation and dividends. We take this belief into account in setting performance metric targets that are considered in establishing the performance-based component of our compensation programs. Performance metric targets that are taken into consideration in our compensation programs include net revenue growth, earnings growth and profit margins. These targets are set after consideration of industry averages and historical results. Also taken into consideration in evaluating Company performance in our compensation programs is the market penetration of our illumigene® molecular platform and the build-out of the related product menu.

Our cash bonus and a portion of our stock-based award programs operate under the fundamental principle that minimum levels of net earnings be achieved prior to any compensation being earned under these programs. Net earnings targets are determined based on what the Company believes to be meaningful growth rates relative to its industry peers and the Company’s performance objectives. Stock-based awards granted under performance programs are generally forfeited if the Company does not meet its minimum earnings targets as specified in each grant.

Recovery of Prior Awards

Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant Company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Tally Sheets

In setting the NEOs’ compensation, the Compensation Committee reviews all components of such compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by each NEO based on his or her base salary, cash bonus, stock-based awards, retirement contributions and perquisites. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. The analysis of the tally sheets conducted in November 2014 resulted in increases of 0% to 4% in base salary for executives, including NEOs, and an increase in Chairman and Chief Executive Officer equity awards. Such analysis has become an important component in the Compensation Committee’s review of executive compensation as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation.

Components of Executive Compensation

Meridian’s executive compensation and benefits packages consist of: base salary, cash bonuses, long-term equity incentive awards, Company-sponsored benefit and retirement plans, and change in control severance benefits. Each of these components has a certain risk profile.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Low to moderate

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals	Moderate to high

Long-Term Equity Incentives	Non-qualified stock options, restricted stock, restricted stock units and/or stock appreciation rights	Encourages Executive Officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies, and certain perquisites	Benefit plans are part of a broad-based employee benefits program; the perquisites provide competitive benefits to our Executive Officers	Low

Change in Control Severance Benefits	Cash and continuation of certain benefits	Encourages Executive Officers to maximize value for shareholders in the event that the Company becomes subject to a change in control transaction	Moderate to high

The Compensation Committee has reviewed the risk profile of the components of the Company’s executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such components. When establishing the mix among these components, the Compensation Committee is careful not to encourage excessive risk taking. Specifically, the performance objectives contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Compensation Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Compensation Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the NEOs, and the extent to which such compensation aligns the interests of the NEOs with those of the Company’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements.

Interplay of Compensation Elements

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles. In fiscal 2014, we did not reach our minimum net earnings target required for vesting in performance-based equity awards, and therefore, our NEOs did not earn such awards granted in November 2013.

In addition, our NEOs did not earn the second tranche of the additional performance-based equity awards granted November 9, 2011. These additional performance-based equity awards were granted to certain executive management employees, including the NEOs, to reward them for meeting pre-defined Company net revenue targets. These awards, which included both restricted stock units and options, can only be earned if specified cumulative net revenue thresholds are met through fiscal 2015, with the three measurement dates for ratably earning one-third of the grant being (i) the 21-month period ended June 30, 2013; (ii) the 33-month period ended June 30, 2014; and (iii) the 45-month period ending June 30, 2015. As a result of the cumulative threshold for the 21-month and 33-month periods ended June 30, 2013 and June 30, 2014, respectively, not having been met, two-thirds of the restricted stock units and options granted have been cancelled.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We use the Officer’s Performance Compensation Plan as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and stock-based awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of Meridian shares via application of the personal multiplier component of cash bonus for the Chairman and Chief Executive Officer. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance and retain them to continue their careers with Meridian on a cost-effective basis.

Base Salary

The Company pays salaries that are designed to attract, motivate and retain experienced executives who will drive superior Company performance and maintain long-term shareholder value. The Compensation Committee considers recommendations from the Chairman and Chief Executive Officer and approves annual base salaries that are commensurate with each NEO’s responsibilities and performance, as well as Company performance in the prior fiscal year, which are competitive with similar positions locally and in the industry. Salaries are set on a calendar year basis and therefore salaries paid in the first three months of each fiscal year beginning on the first day of October are set in the prior fiscal year.

For 2015, the Chairman and Chief Executive Officer, Mr. Kraeutler, provided a recommendation to the Compensation Committee of salary increases ranging from 0% to 4% for the NEOs. The Compensation Committee duly considered and followed these recommendations.

Cash Bonuses

The Compensation Committee believes that employees should be rewarded based on Company results and individual performance. The Compensation Committee awards cash bonuses pursuant to the Officer’s Performance Compensation Plan (the “Plan”) contingent upon Company performance. Cash bonuses, if earned, are paid in the first quarter of each fiscal year, for the prior year’s performance. Cash bonuses are subject to the Company’s attainment of a specific net earnings target. Should the Company fail to reach such net earnings target, no cash bonuses are paid pursuant to the Plan.

Cash bonuses are also subject to the application of a personal achievement multiplier as recommended by the Chairman and Chief Executive Officer, Mr. Kraeutler. In evaluating the personal achievement multipliers, the Compensation Committee takes into consideration the net revenue and net earnings levels, net revenue and net earnings growth rates and achievement against plan, profit margins and improvements therein, and individual achievements and leadership of the NEOs. Instead of establishing specific quantifiable targets for each of these factors, the Compensation Committee exercises its discretion in using the factors to determine each NEO’s personal achievement multiplier. Specifically, the Compensation Committee does not establish measurable objective targets in connection with its deliberation of such factors. The adoption and application of such factors are intended to be discretionary and subjective so that the Compensation Committee can use its business judgment to provide an appropriate incentive and award for performance that sustains and enhances long-term shareholder value. The Compensation Committee believes that such discretionary and subjective components allow it to respond appropriately as business and strategic environments change and are appropriate for the size of the Company. The personal achievement multiplier choices range from 0 (zero) to 2.0. For example, a personal achievement multiplier of 1.25 would result in a bonus payout percentage of 37.5% when applied to a 30% base salary component. A personal achievement multiplier of 0 (zero) would result in no bonus payout and is intended for circumstances where the NEO’s performance is far less than satisfactory.

Company Performance Component and 2014 Results

The 2014 Officer’s Performance Compensation Plan, which was similar in form to the plans utilized over the last several fiscal years, provided for the granting of cash bonuses as a percentage of base salary if 2014 net earnings reached at least $41,275,000. For 2014, actual net earnings were below the minimum threshold, and therefore, there were no cash bonuses awarded to the NEOs for fiscal 2014 performance pursuant to the Plan.

2015

At its November 6, 2014 meeting, the Compensation Committee approved the Officer’s Performance Compensation Plan for fiscal 2015. The 2015 Plan will award cash bonuses if 2015 net earnings reach $36,300,000, which the Compensation Committee believes is a meaningful increase from 2014 net earnings of $34,743,000. Consistent with 2014, the 2015 Plan also provides for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. The 2015 Plan includes six net earnings thresholds ranging from a low of $36,300,000 to a high of $38,425,000. These six net earnings thresholds represent growth over 2014 net earnings ranging from a low of approximately 4% to a high of approximately 11%. The corresponding potential bonus payouts as a percent of base salary, before application of the personal multiplier, for the six net earnings thresholds range from a low of 10% to a high of 60%. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses for the NEOs could range from 0% to 120% of base salary.

Management and the Compensation Committee have intended that the earnings thresholds should be set at meaningful rates so that management must be diligent, focused and effective in order to achieve these goals. In other words, the Company and management believed at the time of the establishment of these thresholds that they would be challenging to achieve and would require substantial efforts from management. To this end, the Compensation Committee tends to set the thresholds consistent with the earnings guidance range requiring that the low end of guidance is achieved before bonuses are paid.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based compensation encourages employees to commit to the long-term goals of the Company. This ensures that the Company’s NEOs have a stake in the long-term creation of shareholder value. A significant portion of the awards is performance-based, meaning the NEOs’ ability to vest in that portion of awards is contingent upon the Company achieving a minimum level of net earnings.

For fiscal 2015, at its meeting on November 6, 2014, the Compensation Committee approved two types of restricted stock unit awards. The first type of restricted stock unit award is performance-based, where the NEOs’ ability to vest in such awards is contingent upon the Company reaching a minimum level of net earnings of $38,425,000 for fiscal 2015. This award would vest 25% per year over four years, if earned. The second type of restricted stock award is time-based and fully vests after four years. The Compensation Committee believes that this latter award is appropriate to encourage retention of top management talent.

Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices. Equity awards are generally granted at a regularly scheduled meeting of the Compensation Committee in the first quarter of the fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2012 Stock Incentive Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Prior to vesting of restricted stock units noted above, the holder will receive dividend equivalent payments. Restricted stock units do not have voting rights.

Company-Sponsored Benefit and Retirement Plans

Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans.

Change in Control Severance Benefits

The Compensation Committee believes that a reasonable level of salary and Company-sponsored benefit protection provides a means of retention and allows the NEOs to remain focused on achievement of Company goals and objectives in the event that the Company becomes subject to a merger or acquisition transaction. This component of compensation would only be paid in the event of a change in control of the Company, under certain qualifying conditions. For the NEOs other than the Chairman and CEO, this component of compensation would include two years’ salary, performance bonus and core benefits. For the Chairman and CEO, this component of compensation would include three years’ salary, performance bonus and core benefits.

Other Personal Benefits

Allowances for automobiles and professional, financial and tax planning are made available to Meridian’s NEOs and other corporate officers. The costs to the Company are included in the All Other Compensation table on page 27. The Company believes these perquisites to be reasonable, comparable to peer companies and consistent with the Company’s overall executive compensation philosophy.

Chairman and CEO Employment Agreement and Supplemental Benefit Agreement

The Company and Mr. Kraeutler are parties to an employment agreement and a supplemental benefit agreement (collectively, the “CEO agreements”). In addition to an established minimum annual salary and eligibility to participate in the Company’s bonus and stock incentive plans, the CEO agreements provide that Mr. Kraeutler is eligible to receive:

•	Post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000

•	Lifetime insurance benefits including health insurance and comprehensive long-term care insurance

Internal Pay Equity

The Compensation Committee believes that the relative difference between the Chairman and Chief Executive Officer’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code contains compensation deduction limitations for certain highly compensated employees. One exception to this limitation is for performance-based compensation that is approved by, among other things, a committee of “outside directors” (as defined under IRS treasury regulations). The Committee believes that all compensation paid to the NEOs for fiscal year 2014 is properly deductible under Section 162(m), but no assurance can be made in this regard.

Actions of the Compensation Committee

In several meetings during the year, then Executive Chairman, Mr. Motto, current Chairman and Chief Executive Officer, Mr. Kraeutler, and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining talented employees. These individuals believe that the system, including the Officer’s Performance Compensation Plan, is understood by employees and shareholders and has worked well in practice. They noted that the underlying principles in the plan have been followed for many years, even when following such principles resulted in no Officer’s Performance Compensation Plan bonuses being awarded to the NEOs (2009, 2010, 2011, 2012 and 2014) and performance-based stock awards being forfeited (2008, 2009, 2011, 2012, 2013 and 2014). The Committee discussed on a number of occasions the advisability of engaging a compensation consultant or advisor. The Compensation Committee concluded that it did not want to engage a compensation consultant or advisor this year, in part because of the relatively small number of Executive Officers and their frequent interaction.

At its November 6, 2014 meeting, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the Chairman and Chief Executive Officer for compensation levels for all officers and answered questions about individual recommendations and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this proxy statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee

Robert J. Ready (Chairman)

James M. Anderson

David C. Phillips

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal years ended September 30, 2014, 2013 and 2012, respectively.

Name and Principal Position (a)	Year (b)	Salary (c)		Bonus[1] (d)		Stock Awards[2,4] (e)		Option Awards[3,4] (f)		Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation[5] (i)		Total
John A. Kraeutler Chairman of the Board, Chief Executive Officer and President	2014 2013 2012	$ $ $	602,871 579,684 558,600	$	— 321,681 —	$ $ $	373,650 193,000 175,700		— — —	— — —	— — —	$ $ $	86,867 79,242 74,901	$ $ $	1,063,388 1,173,607 809,201

Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	2014 2013 2012	$ $ $	263,334 253,206 243,997	$	— 140,511 —	$ $ $	230,103 184,113 131,775		— — —	— — —	— — —	$ $ $	65,805 55,367 45,425	$ $ $	559,242 633,197 421,197

William J. Motto[6] Former Executive Chairman of the Board of Directors	2014 2013 2012	$ $ $	579,476 579,684 558,600	$	— 321,681 —	$ $ $	542,125 193,000 175,700		$174,930 — —	— — —	— — —	$ $ $	123,499 120,366 110,234	$ $ $	1,420,030 1,214,731 844,534

Marco G. Calzavara[7] President and Managing Director, Meridian Bioscience Europe	2014 2013 2012	$ $ $	356,747 328,694 322,394	$ $	— 200,954 40,595	$ $ $	224,190 144,750 131,775		— — —	— — —	— — —	$ $ $	47,607 30,573 24,972	$ $ $	628,544 704,971 519,736

Richard L. Eberly Executive Vice President, President Meridian Life Science	2014 2013 2012	$ $ $	306,973 296,592 358,077	$	— 163,795 —	$ $ $	224,190 144,750 131,775		— — —	— — —	— — —	$ $ $	62,985 59,729 47,456	$ $ $	594,148 664,866 537,308

Vecheslav A. Elagin Executive Vice President, Research & Development	2014 2013 2012	$ $ $	284,080 273,154 250,962	$ $	— 151,580 25,000	$ $ $	224,190 144,750 307,475	$	— — 25,103	— — —	— — —	$ $ $	69,937 59,471 52,925	$ $ $	578,207 628,955 661,465

[1]

Aside from payment to Bioline Group employees for fiscal 2012, which Mr. Calzavara was considered for fiscal 2012 bonus purposes, no payments were made to the NEOs pursuant to the Officer’s Performance Compensation Plan for fiscal 2014 or 2012 as the corporate-wide targets were not reached for either of the respective fiscal years. In addition to the payment made pursuant to the Officer’s Performance Compensation Plan, the amount reflected for Mr. Calzavara for fiscal 2013 includes $18,845 awarded in connection with his 20 year anniversary with the Bioline Group.

[2]

The amounts shown reflect the grant date fair value of the restricted stock units issued during fiscal years 2014, 2013 and 2012 in accordance with ASC Topic 718. With the exception of Mr. Motto, no compensation cost is included in this table related to the performance-based portion of the restricted stock units granted November 9, 2011, November 7, 2012 and November 6, 2013. Because the required earnings target for Meridian was not reached for fiscal 2012, 2013 or 2014, the performance-based restricted stock units have been cancelled. Upon Mr. Motto’s death, the vesting of the performance-based restricted stock units granted to him on November 6, 2013 was accelerated. As a result, Mr. Motto’s fiscal 2014 compensation reflected above includes a grant date fair value totaling $249,100 related to these restricted stock units. A discussion of the assumptions used in calculating these values may be found in Note 5(b) on page 64 to the Company’s Annual Report on Form 10-K filed with the SEC on December 1, 2014.
[3]

The amounts shown reflect the grant date fair value of the stock options granted during fiscal years 2014, 2013 and 2012 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 5(b) on page 64 to the Company’s Annual Report on Form 10-K filed with the SEC on December 1, 2014.

[4]

In addition, with the exception of Mr. Motto, no compensation cost is included in this table related to the additional performance-based equity awards granted November 9, 2011 to certain executive management employees, including the NEOs, to reward them for meeting pre-defined Company revenue targets. These awards, which included both restricted stock units and options, can only be earned if specified cumulative revenue thresholds are met through fiscal 2015, with the three measurement dates for ratably earning one-third of the grant being (i) the 21-month period ended June 30, 2013; (ii) the 33-month period ended June 30, 2014; and (iii) the 45-month period ending June 30, 2015. As a result of the cumulative threshold for the 21-month and 33-month periods ended June 30, 2013 and June 30, 2014, respectively, not having been met, two-thirds of the restricted stock units and options granted have been cancelled. Furthermore, at the present time, achievement of the remaining revenue threshold within the required timeframe is not considered probable and, therefore, with the exception of Mr. Motto, no compensation is included within the table. However, upon Mr. Motto’s death, the vesting of the awards subject to the third measurement period was accelerated. As a result, Mr. Motto’s fiscal 2014 compensation reflected within the table above includes a grant date fair value related to restricted stock units and options granted under this award of $43,925 and $174,930, respectively. Based upon grant date fair value in accordance with ASC Topic 718, the remaining maximum compensation cost that could be recognized for each of the NEOs in connection with this award is as follows: Mr. Kraeutler—$218,855; Ms. Lueke—$163,268; Mr. Motto—$0; Mr. Calzavara—$204,972; Mr. Eberly—$218,855; and Dr. Elagin—$218,855.

[5]	See the All Other Compensation table below for amounts, which include certain Company contributions, perquisites and other personal benefits.

Fiscal 2014	All Other Compensation
	John A. Kraeutler	Melissa A. Lueke	William J. Motto	Marco G. Calzavara	Richard L. Eberly	Vecheslav A. Elagin
Retirement Contributions	$16,240	$16,130	$16,240	$14,233	$16,240	$16,240

Auto Lease / Auto Allowance	14,220	12,000	8,135	6,237	12,000	12,000

Financial and Tax Planning	9,007	1,500	59,624	—	2,750	1,802

Restricted Stock Dividends	47,400	31,995	39,500	27,137	31,995	39,895

Gross-up for Anniversary Award	—	4,180	—	—	—	—

Totals	$86,867	$65,805	$123,499	$47,607	$62,985	$69,937

[6]	Mr. Motto, Founder of the Company, was serving as Executive Chairman of the Board at the time of his death on September 15, 2014.
[7]

Mr. Calzavara’s salary and bonus were £215,362 and £0, respectively, in fiscal 2014; £210,634 and £128,775, respectively, in fiscal 2013; and £204,500 and £25,750, respectively, in fiscal 2012. All conversions were made at the average exchange rates for the respective fiscal years.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the NEOs, information related to grants made during fiscal 2014 under Meridian’s 2012 Stock Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
John A. Kraeutler	11/06/13	—	—	—	—	—	—	15,000	[1]	—	—		$373,650
Melissa A. Lueke	11/06/13 01/21/14	— —	— —	— —	— —	— —	— —	9,000 225	[1] [2]	— —	— —	$ $	224,190 5,913
William J. Motto	11/06/13	—	—	—	—	—	—	20,000	[1]	—	—		$498,200
Marco G. Calzavara	11/06/13	—	—	—	—	—	—	9,000	[1]	—	—		$224,190
Richard L. Eberly	11/06/13	—	—	—	—	—	—	9,000	[1]	—	—		$224,190
Vecheslav A. Elagin	11/06/13	—	—	—	—	—	—	9,000	[1]	—	—		$224,190

[1]

At the time of the grant, half of each NEO’s restricted stock units were time-based with 100% vesting after four years, and the remaining half were performance-based, subject to attainment of a specified earnings target for fiscal 2014. As the 2014 earnings target was not met, the performance-based restricted stock units have been cancelled and are not reflected in the table above, except for those granted to Mr. Motto, which vested upon his death. In addition, Mr. Kraeutler was granted an additional 25,000 performance-based restricted stock units, subject to attainment of a specified earnings target for fiscal 2014. As the 2014 earnings target was not met, these restricted stock units have also been cancelled and are not reflected in the table above.

[2]	This grant of unrestricted common shares was made to Ms. Lueke pursuant to Company policy for 15 years of service.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the NEOs’ holdings of equity awards under Meridian’s 2012 Stock Incentive Plan, 2004 Equity Compensation Plan and 1996 Stock Option Plan as of September 30, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
John A. Kraeutler	10,500[1] 15,750[1] 15,750[1] 25,000[2] 25,000[3]	— — — — —	— — — — — 37,500[8]	$ $ $ $ $ $	7.280 14.007 16.554 33.090 33.090 17.570	12/07/14 11/10/15 11/15/16 01/28/18 01/28/18 11/09/21	— — — — — — 10,000[10] 10,000[11] 10,000[12] 15,000[13]	$ $ $ $	— — — — — — 176,900 176,900 176,900 265,350	— — — — — — — — — — 2,500[8]	$	— — — — — — — — — — 44,225
Melissa A. Lueke	10,500[1] 15,750[1]	— —	— — 35,000[8]	$ $ $	7.280 14.007 17.570	12/07/14 11/10/15 11/09/21	— — — 7,500[10] 7,500[11] 7,500[12] 9,000[13]	$ $ $ $	— — — 132,675 132,675 132,675 159,210	— — — — — — —		— — — — — — —
William J. Motto	15,750[1] 15,750[1] 37,500[9]	— —	— — —	$ $ $	14.007 16.554 17.570	09/15/15 09/15/15 09/15/15	— — —		— — —	— — —		— — —
Marco G. Calzavara							800[14] 1,500[10] 7,500[11] 7,500[12] 9,000[13]	$ $ $ $ $	14,152 26,535 132,675 132,675 159,210	— — — — — 11,666[8]	$	— — — — — 206,372

Richard L. Eberly	1,500[5] 7,500[6]	— 2,500[6]	— — 37,500[8]	$ $ $	19.710 21.940 17.570	08/04/20 01/31/21 11/09/21	— — — 7,500[10] 7,500[11] 7,500[12] 9,000[13]	$ $ $ $	— — — 132,675 132,675 132,675 159,210	— — — — — — — 2,500[8]	$	— — — — — — — 44,225
Vecheslav A. Elagin	10,000[4] 2,000[5] 2,500[7]	— — 2,500[7]	— — — 37,500[8]	$ $ $ $	22.290 19.710 18.910 17.570	08/03/19 08/04/20 06/01/22 11/09/21	— — — — 7,500[10] 17,500[11] 7,500[12] 9,000[13]	$ $ $ $	— — — — 132,675 309,575 132,675 159,210	— — — — — — — — 2,500[8]	$	— — — — — — — — 44,225

[1]

Options vested in three equal annual installments beginning one year from public earnings release date for the fiscal year ending immediately following the grant date, indicating that performance targets were met, occurring approximately one year from date of grant.

[2]	Options vested on January 22, 2011.
[3]	Options vested on January 22, 2013.
[4]	Options fully vested on August 3, 2013.
[5]	Options fully vested on August 4, 2014.
[6]	Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on January 31, 2015).
[7]	Options vest in four equal annual installments from the date of grant (i.e., vest 25% per year until fully vested on June 1, 2016).
[8]

These awards can only be earned if specified cumulative revenue thresholds are met through fiscal 2015, with the remaining one of three original measurement dates for ratably earning one-third of the grant being the 45-month period ending June 30, 2015. If earned, the awards vest one year from the date the cumulative thresholds are met. As a result of the cumulative revenue threshold required for the 21-month and 33-month periods ended June 30, 2013 and June 30, 2014, respectively, not being achieved, the two-thirds portion of the original grant available to be earned as of these measurement periods has been cancelled and is not reflected in the above table.

[9]	This award is structured like those described at Note 8 above. However, vesting of the award was accelerated upon Mr. Motto’s death.
[10]	Shares/units vest on November 11, 2014.
[11]	Shares/units vest on November 9, 2015.
[12]	Shares/units vest on November 7, 2016.
[13]	Shares/units vest on November 6, 2017.
[14]	Units vest in four equal installments from January 31, 2011 (i.e., vest 25% per year until fully vested on January 31, 2015).

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information on options exercised and restricted stock and restricted stock units vested during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
John A. Kraeutler	5,250	$108,922	10,000	$254,500
Melissa A. Lueke	—	$—	7,500	$190,875
William J. Motto	15,750	$178,783	62,500	$1,225,750
Marco G. Calzavara	—	$—	1,600	$34,736
Richard L. Eberly	—	$—	7,500	$190,875
Vecheslav A. Elagin	—	$—	5,000	$127,250

[1]	Amounts reflect the difference between the exercise price of the option and the market price of Meridian common shares at the time of exercise.
[2]	Amounts reflect the market price of Meridian common shares at the time of restricted stock or units vesting.

NONQUALIFIED DEFERRED COMPENSATION

Our 401(k) Savings Plan (“401(k) Plan”) allows all U.S. employees of the Company as of the first day of their employment to set aside a portion of their compensation each year for their retirement needs, up to the limits set by the Internal Revenue Code. The Company contributes a matching contribution of 100% of the first 3% of the employee’s contribution (i.e., up to 3% of an employee’s salary) subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions are 100% vested immediately, while Company contributions are subject to a graded vesting schedule of 20% per year for the first 5 years of employment. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Company’s Fiduciary Committee. The Plan also provides that Company discretionary profit-sharing contributions may be invested in Company stock. Participants who terminate employment are entitled to receive the vested portion of their accounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As detailed on page 24 within the “Compensation Discussion and Analysis” section of this Proxy Statement, Mr. Kraeutler and Meridian are parties to an employment agreement and a supplemental benefit agreement dated June 12, 2012, each as amended September 23, 2014, which set forth compensation, non-competition, benefit and severance provisions and provide for a payment equal to three times Mr. Kraeutler’s base salary (plus any salary earned but not paid) and three-year average annual performance bonus if Mr. Kraeutler is terminated by Meridian without cause, Mr. Kraeutler terminates his employment for good reason or upon a change in control of Meridian. The employment agreement, as amended, has been extended through December 31, 2014. The Company and Mr. Kraeutler are currently finalizing a new employment agreement that would extend through September 30, 2016, and contain provisions under which it could be extended annually for up to two additional one year periods ending September 30, 2017 and September 30, 2018, respectively, upon mutual agreement by both parties.

Pursuant to Mr. Kraeutler’s supplemental benefit agreement, had his employment with the Company terminated on September 30, 2014, Mr. Kraeutler would have been entitled to receive post-retirement benefit payments totaling $1,200,000, payable in one hundred twenty (120) monthly payments of $10,000.

Had a change in control occurred on September 30, 2014, Mr. Kraeutler would also have been entitled to the following under his employment agreement:

Salary	$1,741,155
Annual Performance Bonus	321,681

Total Payment	$2,062,836

In addition, the Meridian Bioscience, Inc. Change in Control Severance Compensation Policy (the “Policy”) applies to the Company’s NEOs (as defined in Item 402 of Regulation S-K) and other Executive Officers of the Company and its affiliates other than the Chairman and Chief Executive Officer – with Mr. Kraeutler’s benefits and provisions provided in the separate, individual agreements described above. Generally, subject to certain conditions surrounding post-change in control employment, in the event of a qualifying change in control, each Executive Officer covered under the Policy will be entitled to:

•	Base salary, accrued bonus and certain other benefits through the later of the effective date of the change in control or termination of employment;

•

Lump sum payment equal to two (2) times the sum of (i) the base salary in effect immediately preceding the change in control, and (ii) the average of the bonus amounts paid for each of the two fully-completed fiscal years immediately preceding the change in control; and

•	Continued participation in the Company’s medical and dental plans for a twenty-four (24) month period following the effective date of the change in control.

Had a change in control occurred on September 30, 2014, the NEOs to which the Policy applied at that date (Ms. Lueke, Mr. Calzavara, Mr. Eberly and Dr. Elagin) would have been entitled to the following lump sum payments under the Policy:

	Melissa A. Lueke	Marco G. Calzavara	Richard L. Eberly	Vecheslav A. Elagin
Salary	$531,386	$731,049	$619,442	$573,248
Annual Performance Bonus	140,511	182,109	163,795	151,580

Total Lump Sum Payment	$671,897	$913,158	$783,237	$724,828

DIRECTOR COMPENSATION

For fiscal 2014, independent Directors of Meridian received compensation at a rate of $35,000 per year for serving as Directors and as members of Committees of the Board. They also received $2,000 and $1,250, respectively, for each Board and Committee meeting attended. For meetings held by telephone, they received $1,000 and $750, respectively, for each Board and Committee meeting. The Audit Committee Chairman received an additional $16,000 annually, and the Compensation Committee and Nominating & Corporate Governance Committee Chairmen each received an additional $5,000 annually. In accordance with the terms and conditions set forth in the Company’s 2012 Stock Incentive Plan, each independent Director was also granted a non-qualified option to purchase 8,500 common shares at the time of appointment, election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as Directors.

The following table provides information on compensation related to fiscal 2014 for independent Directors who served during fiscal 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James M. Anderson	$66,534	—	$49,694	—	—	—	$116,228
Dwight E. Ellingwood	$11,750	—	$40,016	—	—	—	$51,766
David C. Phillips	$78,000	—	$49,694	—	—	—	$127,694
Robert J. Ready	$66,500	—	$49,694	—	—	—	$116,194

[1]

The amounts shown reflect the grant date fair value of the awards made in fiscal year 2014 in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 5(b) on page 64 to the Company’s Annual Report on Form 10-K filed with the SEC on December 1, 2014.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the proxy statement for next year’s meeting is August 14, 2015.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2016 Annual Shareholders’ Meeting, it must be received prior to October 29, 2015. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 8-K and/or Form 10-Q filings.

Meridian’s Code of Regulations provides that only persons nominated by an officer, Director or in writing by a shareholder not earlier than 150 days nor later than 90 days prior to the meeting at which Directors are to be selected shall be eligible for election and that shareholder proposals be presented not earlier than 150 days nor later than 90 days prior to the meeting at which the proposals are to be presented.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Melissa A. Lueke

Executive Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

or call us at (513) 271-3700

For information about your record holdings, call Computershare Shareholder Services at (800) 884-4225.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on January 22, 2015.

MERIDIAN BIOSCIENCE, INC. MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

Meeting Information

Meeting Type: Annual Meeting

For holders as of: November 25, 2014

Date: January 22, 2015        Time: 2:00 PM EST

Location:   Holiday Inn Eastgate

  4501 Eastgate Boulevard

  Cincinnati, OH 45245

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

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NOTICE AND PROXY STATEMENT            ANNUAL REPORT AND FORM 10-K

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Voting Items
The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees:

01) JAMES M. ANDERSON	04) DAVID C. PHILLIPS
02) DWIGHT E. ELLINGWOOD	05) ROBERT J. READY
03) JOHN A. KRAEUTLER

The Board of Directors recommends you vote FOR the following proposals:

2. Advisory vote on named executive officer compensation.

3. To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2015.

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 25, 2014 are entitled to notice of and to vote at the meeting.

MERIDIAN BIOSCIENCE, INC. 3471 RIVER HILLS DRIVE CINCINNATI, OH 45244

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

M80096-P57105                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

MERIDIAN BIOSCIENCE, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:		☐	☐	☐
01) JAMES M. ANDERSON 04) DAVID C. PHILLIPS 02) DWIGHT E. ELLINGWOOD 05) ROBERT J. READY 03) JOHN A. KRAEUTLER
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Advisory vote on named executive officer compensation.							☐	☐	☐

3.	To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2015.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. Only shareholders of record at the close of business on November 25, 2014 are entitled to notice of and to vote at the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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M80097-P57105

MERIDIAN BIOSCIENCE, INC.

Annual Meeting of Shareholders

January 22, 2015 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JOHN A. KRAEUTLER or MELISSA A. LUEKE, or either of them, attorneys and proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote on the matters specified on the reverse side (and in their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company) and, in their discretion, with respect to such other business as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 22, 2015, at 2:00 p.m. Eastern Standard Time, at the Holiday Inn Eastgate, 4501 Eastgate Boulevard, Cincinnati, Ohio 45245 and any postponement or adjournment of such Annual Meeting.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted FOR the election to the Board of Directors of the nominees listed on the reverse side and FOR each remaining proposal.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side